Exhibit 99.1

Alector Announces Closing of Public Offering of Common Stock and Full Exercise of Underwriters’ Option to Purchase Additional Shares

•	Total gross proceeds from the offering to Alector are approximately $240 million

SOUTH SAN FRANCISCO, Calif. – February 3, 2020 — Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today announced the closing of its previously announced underwritten public offering of 9,602,500 shares of its common stock at the public offering price of $25.00 per share. This includes 1,252,500 shares sold pursuant to the underwriters’ full exercise of their option to purchase additional shares. Alector received total gross proceeds of approximately $240.0 million, before deducting the underwriting discounts and commissions and other offering expenses.

Morgan Stanley, Goldman Sachs & Co. LLC, BofA Securities, and Cowen acted as joint book-running managers for the offering.

Registration statements relating to the securities were filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). Copies of the registration statements can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from:

•	Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014 or by email at prospectus@morganstanley.com;

•	Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by email at prospectus-ny@ny.email.gs.com;

•	BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or by email dg.prospectus_requests@bofa.com; or

•

Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the proposed offering, and other risks and uncertainties related to the offering, Alector and its business as set forth in Alector’s registration statement on Form S-1 that was declared effective by the SEC on January 29, 2020 and the final prospectus filed with the SEC on January 30, 2020, as well as the other documents Alector files from time to time with the SEC, including Alector’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 2019. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Source: Alector, Inc.

Contacts

Media:

1AB

Dan Budwick, 973-271-6085

dan@1abmedia.com

or

Investors:

Alector, Inc.

ir@alector.com